UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 13, 2010
FUEL TECH, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33059 (Commission File Number)	20-5657551 (IRS Employer Identification No.)
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555-1617
630-845-4500
(Address and telephone number of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (a) On July 13, 2010 the Registrant appointed David S. Collins as Senior Vice President, Treasurer and Chief Financial Officer of the Registrant. Mr. Collins’ employment with the Registrant will become effective upon a date, no later than August 2, 2010, as is mutually agreed to by the Registrant and Mr. Collins. Mr. Collins’ employment is the subject of a press release issued by the Registrant on July 15, 2010.
     (b) There is no family relationship between Mr. Collins and any director, executive officer, or person nominated or chosen by the Registrant to become a director or executive officer.
     (c) From 2006 to 2010 Mr. Collins, age 45, was Audit Partner with Grant Thornton LLP, and from 2005 to 2006 was Audit Partner with Larson, Allen, Weishair & Co., LLP.
     (d) As compensation from the Registrant, commencing on his hire date, Mr. Collins will receive an annual base salary of $280,000; a one-time sign on bonus of $17,500; an initial Incentive Pool Participation Percentage of 25% (prorated from commencement of employment) of the Incentive Pool in the Registrant’s Executive Officer Incentive Plan; participation in the benefit and welfare programs offered by the Registrant to its officers from time to time; and, if his employment should be terminated involuntarily without cause within one year of a Change of Control (as such term is defined in the Registrant’s standard form of employment agreement), salary and certain benefits continuation for a period of up to one year following such termination.
     (e) The Registrant is designing a Restricted Stock Unit award program (“RSU Program”) under its Incentive Plan (“Plan”). If the RSU Program is approved, the Registrant expects to provide Mr. Collins a grant of up to 20,000 RSU’s under the RSU Program pursuant to the Plan.
     (f) Other than as stated above, there is no arrangement or understanding as to Mr. Collins’ employment between Mr. Collins and the Registrant, or its directors and officers. Mr. Collins is entering into the Registrant’s standard form of employment agreement which sets forth the above elements of compensation, establishes his employment as employment at will, and provides for the protection of the Registrant’s intellectual and other property and for the assignment of inventions to the Registrant.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fuel Tech, Inc. (Registrant)
Date: July 15, 2010	By:	/s/ A.G. Grigonis
Albert G. Grigonis
Vice President, General Counsel and Corporate Secretary